Exhibit 99.1
FOR IMMEDIATE RELEASE

Mark Angelson Rejoins Quad/Graphics’ Board of Directors

SUSSEX, WI, March 9, 2015 — Quad/Graphics, Inc. (NYSE: QUAD) (“Quad/Graphics” or the “Company”) announced today that print industry veteran Mark Angelson has rejoined its board of directors.

Mr. Angelson was the Chairman and CEO of Montreal-based printer World Color Press Inc. (“Worldcolor”) when he originally joined Quad/Graphics’ board of directors on July 2, 2010, following Quad/Graphics’ acquisition of Worldcolor. Mr. Angelson played a critical role in facilitating the acquisition, which propelled Quad/Graphics into the second largest commercial printer in the Americas. He left the board in April 2011 to become Deputy Mayor of Chicago. Most recently, Mr. Angelson was Chairman of the Board of papermaker NewPage Corporation and helped lead its recent merger with Verso Corporation.

“We are pleased Mark Angelson is rejoining Quad/Graphics’ board of directors,” said Joel Quadracci, Chairman, President & CEO of Quad/Graphics. “I came to know and respect Mark during the Worldcolor transaction – the first in a series of consolidating acquisitions that has transformed our Company and the industry. As Quad/Graphics continues to evolve, migrating from an era of consolidation into a new era of transformative growth, we are excited to have Mark once again participating in our journey.”

“I am pleased to have been invited to rejoin the Quad/Graphics board,” Mr. Angelson said. “I devote as much of my time and effort as possible to important organizations whose work and whose people I enjoy, where I feel I can make a meaningful contribution, and, lately, to finding ways to go home again. Rejoining Quad/Graphics allows me to do all of those things. It is an opportunity for which I am very grateful.”

With Mr. Angelson’s appointment, Quad/Graphics has expanded the size of its board from seven to eight directors.

About Mark Angelson
Mr. Angelson was elected Chairman of NewPage Corporation, North America’s largest manufacturer of coated papers, in December 2012, and led its January 2015 merger with Verso Corporation. From February 2011 until September 2012, Mr. Angelson served as a member of Chicago Mayor-elect Rahm Emanuel’s transition team, then as the Deputy Mayor of the City of Chicago and Chairman of the Mayor’s Economic, Budgetary and Business Development Council. From 1996 until 2010 he served in a variety of roles at Big Flower Press (now part of Quad/Graphics), including as Deputy Chairman; as Chairman and/or CEO of a variety of other public companies, including RR Donnelley, Moore Corporation, Moore Wallace and World Color Press; as Chairman of an investment firm, MidOcean Partners; and as a private investor.

Mr. Angelson was one of the leaders of the transformation and consolidation of the printing industry. The work of Mr. Angelson and others culminated in creating two of the largest publicly owned printing companies in the United States. Mr. Angelson previously served on the Quad/Graphics board of directors from July 2010 to April 2011.

Mr. Angelson is a Trustee and the Treasurer of the Institute of International Education (IIE) and Chairman of IIE’s Scholar Rescue Fund. He is a long-standing Trustee of Northwestern University, and since 2010 has been an adjunct professor of mergers and acquisitions at Northwestern’s Kellogg School of Management. In July 2014, Mr. Angelson was appointed Richard D. Heffner Public Service Professor at Rutgers University, and in December 2014 he was named to the Rutgers University Board of Governors.

About Quad/Graphics
Quad/Graphics (NYSE: QUAD), a leading global provider of print and media solutions, is redefining print in today’s multichannel media world by helping marketers and publishers capitalize on print’s ability to complement and connect with other media channels. With consultative ideas, worldwide capabilities, leading-edge technology and single-source simplicity, Quad/Graphics has the resources and knowledge to help a wide variety of clients in distinct vertical industries, including but not limited to retail, publishing, insurance, financial and healthcare. The Company helps clients perform better in today’s rapidly changing world through innovative solutions that improve efficiencies, reduce costs, lift response and increase revenue. Quad/Graphics provides a diverse range of print and related products, services and solutions from multiple locations throughout North America, South America and Europe.

Investor Relations Contact:
Kelly Vanderboom, Quad/Graphics Vice President & Treasurer, 414-566-2464, Kelly.Vanderboom@qg.com

Media Contact:
Claire Ho, Quad/Graphics Director of Corporate Communications, 414-566-2955, Claire.Ho@qg.com

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